ParkerVision Filing Motion to Terminate ITC Investigation Following Ruling to Disallow Key Evidence

JACKSONVILLE, Fla., March 13, 2017 -- ParkerVision, Inc. (Nasdaq:PRKR), a developer and marketer of semiconductor technology solutions for wireless applications, today announced that in light of a recent ruling by the Administrative Law Judge (ALJ) disallowing key factual evidence in the Company's ITC proceedings, the Company is filing a motion to terminate its ITC investigation. ParkerVision was advised of this confidential ruling just prior to the start of the ITC hearing which is scheduled to begin today. In its motion to the Commission, ParkerVision stated that it was–and remains– fully prepared to try its case based on evidence produced and obtained from respondents in the investigation that proves the accused products infringe the asserted claims of the '528 patent. However, in light of the ALJ's recent rulings excluding material portions of the Company's evidence, ParkerVision determined that it can no longer proceed with its case before the Commission. The ALJ is expected to rule on ParkerVision's motion shortly.

The termination of the ITC proceedings will allow the Company to request to remove the current stay on the proceedings in two U.S. district court cases against Qualcomm and certain of its customers. Furthermore, this action has no impact on the ongoing infringement proceedings against LG and Apple in Germany.

ParkerVision CEO Jeffrey Parker commented, "While we are disappointed that we were not allowed to present key evidence that could significantly impact the outcome of this case, we believe the termination of these proceedings is the appropriate strategic decision for the Company. Our objective to obtain fair compensation for Qualcomm's infringement of our patent rights remains unchanged, and we will continue to take steps toward pursuing this goal."

Mr. Parker continued, "Our short-term and long-term strategic objectives remain on track. We will soon launch our new Wi-Fi product line. Moreover, we remain steadfast on growing our international licensing program for our technologies, including those that are currently deployed without authorization in third-party products."

About ParkerVision
ParkerVision, Inc. designs, develops and markets its proprietary radio-frequency (RF) technologies that enable advanced wireless solutions for current and next generation communications networks. Protected by a highly-regarded, worldwide patent portfolio, the Company's solutions for wireless transfer of RF waveforms address the needs of a broad range of wirelessly connected devices for high levels of RF performance coupled with best-in-class power consumption. For more information please visit www.parkervision.com. (PRKR-G).

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10-K for the year ended December 31, 2015 and the Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2016. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

CONTACT:	Cindy Poehlman
 Chief Financial Officer
 ParkerVision, Inc.
 904-732-6100, cpoehlman@parkervision.com

 or

 Matt Steinberg
 The Piacente Group
 212-481-2050, parkervision@tpg-ir.com